Exhibit 23.1

                                Sherb & Co., LLP
                          Certified Public Accountants
                                805 Third Avenue
                               New York, NY 10022
                            Telephone (212) 838-5100


The Board of Directors and Stockholders
Sense Holdings, Inc.

We consent to the incorporation in this Registration Statement on Form SB-2 of our report dated March 15, 2004 for the year ended December 31, 2003 relating to the consolidated balance sheet of Sense Holdings, Inc. and Subsidiary and the related consolidated statements of operations, stockholders' deficit, and cash flows for the years ended December 31, 2003 and 2002. We also consent to the reference to our firm under the caption "Experts" in the Prospectus.


                                         /s/ Sherb & Co., LLP

Sherb & Co., LLP
Certified Public Accountants
New York, NY
June 30, 2004